MDU Resources Reports First Quarter Earnings, Reaffirms 2010 Earnings Guidance and Announces Niobrara Leasehold Additions

•	Consolidated earnings of $41.6 million, or 22 cents per share.
•	Recent leasehold purchase expands Bakken oil play position to more than 56,000 net acres.
•	Recent agreements expand position in the emerging Niobrara oil play to more than 80,000 net acres.
•	Completed acquisition of Green River Basin producing properties, which include over 60 Bcfe of proved reserves with additional resource potential.
•	Solid balance sheet with equity of 63% of total capital.
•	Included on Fortune 500 list for second consecutive year.

BISMARCK, N.D. – April 30, 2010 – MDU Resources Group, Inc. (NYSE:MDU) today reported first quarter consolidated earnings of $41.6 million, or 22 cents per common share, compared to a loss of $344.0 million, or $1.87 per common share for the first quarter of 2009. Excluding an after-tax noncash charge of $384.4 million related to low energy prices on March 31, 2009, first quarter 2009 earnings were $40.4 million, or 22 cents per share.

“These results underscore the value of our industry and geographic diversification strategy,” said Terry D. Hildestad, president and chief executive officer of MDU Resources. “Our regulated utility and pipeline and energy services businesses both had record first quarters, which helped mitigate the effect of weather and the country’s weak economy on our construction businesses. As a result, we finished the first quarter ahead of where we were at this time in 2009.

“We are excited to announce that we have signed agreements to acquire additional acreage in the newly emerging Niobrara play, resulting in a total position of over 80,000 net acres. Earlier this year we added approximately 40,000 net acres in the North Dakota Bakken area, bringing the total acreage to more than 56,000 net acres. These transactions broaden the company’s long-term growth potential with additional exposure to oil, which provides upside considering the oil price premium to natural gas, and add more balance to our overall portfolio. Our business development team continues to evaluate opportunities in both existing and new areas. Total capital expenditures for this business are still forecasted to be approximately $375 million requiring a reallocation of capital from certain natural gas development and impacting current year production levels.”

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Hildestad added, “We are pleased that we have maintained a solid balance sheet and good liquidity, which puts us in a good position to take advantage of opportunities as they arise in all of our lines of business. We are in the right industries. Our companies are positioned to grow from the additional energy and infrastructure that our country will need as the economy begins to expand.”

Continued cost savings from the integration of its operations helped the electric and natural gas utility business achieve first quarter earnings of $29.2 million. Electric sales increased while natural gas sales declined 13 percent because of significantly warmer temperatures in the west coast states. The utility has several projects under way that will increase its rate base. It owns 25 percent of the Wygen III generating plant in Wyoming, which began commercial operation on April 1. In addition, construction is under way on additional wind generation, including expansion of the Diamond Willow wind farm in Montana by 10.5 MW, and construction of the 19.5 MW Cedar Hills project in southwest North Dakota. These are expected to be operational by mid-year. The utility also is building a landfill methane gas recovery project in Montana.

The pipeline and energy services business had a record first quarter, with earnings of $8.8 million, a 38 percent increase. Customer storage volumes were nearly double the same period in 2009, and the business benefited from higher rates for interruptible storage. Significantly lower operating costs also contributed to earnings.

The natural gas and oil production business benefited from average realized oil prices that doubled from the first quarter of 2009. This more than offset an 11 percent decrease in average realized natural gas prices. Continued development in the Bakken region helped increase oil production, while overall natural gas production declined. The company recently closed on its previously announced acquisition of natural gas producing properties in the Green River Basin in southwest Wyoming. These are long-lived assets with in excess of 60 Bcfe of proven reserves and additional resource potential.

For the construction materials and contracting segment, weather affected the start of the construction season in various markets. Although the economy continues to present challenges in the private residential and commercial markets, the business is positioned to take advantage of federal stimulus funding that is targeted to be spent in the states where it operates. At the end of the quarter, the business had a backlog of $568 million, which was comparable to a year ago and up $109 million from Dec. 31. Stimulus-related bidding opportunities will continue throughout the first half of the year and the company continues to pick up work in April.

The economy is also challenging for the construction services business, which experienced lower construction workloads and margins. However, this group continues to pick up solid projects. Its backlog at March 31 was $400 million, up slightly from Dec. 31.

The company will host a webcast at 1 p.m. EDT today to discuss earnings results and guidance. The event can be accessed at www.mdu.com. A webcast replay and audio replay will be available. The dial-in number for audio replay is (800) 642-1687 or for international callers, (706) 645-9291, conference ID 66644257.

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MDU Resources Group, Inc., a Fortune 500 company and a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated businesses, an exploration and production company and construction companies. MDU Resources includes regulated electric and natural gas utilities and regulated natural gas pipelines and energy services, natural gas and oil production, construction materials and contracting, and construction services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts

Financial:
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057

Media:
Rick Matteson, director of communications and public affairs, (701) 530-1700

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Performance Summary and Future Outlook

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections.

Business Line	Earnings First Quarter 2010 (In Millions)	Earnings First Quarter 2009 (In Millions)
Regulated
Electric and natural gas utilities	$29.2	$29.0
Pipeline and energy services	8.8	6.4
Exploration and Production
Natural gas and oil production	22.2	11.1
Construction
Construction materials and contracting	(20.1)	(15.7)
Construction services	.1	8.6
Other	1.4	1.0
Earnings on common stock before noncash charge	41.6	40.4
Effects of noncash charge	---	(384.4)
Earnings (loss) on common stock	$41.6	$(344.0)

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•
Earnings per common share for 2010, diluted, are projected in the range of $1.10 to $1.35. The company expects the percentage of 2010 earnings per common share by quarter to be in the following approximate ranges:

–	Second quarter – 20 percent to 25 percent
–	Third quarter – 30 percent to 35 percent
–	Fourth quarter – 25 percent to 30 percent
•	Long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.
•	The company continually seeks opportunities to expand through strategic acquisitions and organic growth opportunities.
•
Estimated capital expenditures for 2010 are approximately $618 million, including $113 million for the acquisition of producing natural gas properties located in the Green River Basin in southwest Wyoming, subject to accounting and purchase price adjustments.

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Regulated

Electric and Natural Gas Utilities

Electric
	Three Months Ended March 31,
	2010	2009
(Dollars in millions, where applicable)
Operating revenues	$49.7	$51.2
Operating expenses:
Fuel and purchased power	16.9	18.7
Operation and maintenance	15.2	15.6
Depreciation, depletion and amortization	5.7	6.1
Taxes, other than income	2.7	2.4
	40.5	42.8
Operating income	9.2	8.4
Earnings	$5.9	$5.1
Retail sales (million kWh)	749.8	724.9
Sales for resale (million kWh)	29.8	9.6
Average cost of fuel and purchased power per kWh	$.021	$.024

Natural Gas Distribution
	Three Months Ended March 31,
	2010	2009
(Dollars in millions, where applicable)
Operating revenues	$349.0	$483.2
Operating expenses:
Purchased natural gas sold	245.2	365.9
Operation and maintenance	32.7	38.1
Depreciation, depletion and amortization	10.6	10.7
Taxes, other than income	16.5	22.9
	305.0	437.6
Operating income	44.0	45.6
Earnings	$23.3	$23.9
Volumes (MMdk):
Sales	38.1	43.6
Transportation	34.5	34.0
Total throughput	72.6	77.6
Degree days (% of normal)*
Montana-Dakota	99%	103%
Cascade	86%	107%
Intermountain	95%	106%
* Degree days are a measure of the daily temperature-related demand for energy for heating.

The combined utility businesses reported earnings of $29.2 million in the first quarter of 2010, compared to earnings of $29.0 million for the same period in 2009. The increase reflects lower operation and maintenance expense, largely payroll and benefit-related costs, partially offset by decreased retail natural gas sales volumes resulting from warmer weather than last year.

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The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company continues to realize efficiencies and enhanced service levels through its efforts to standardize operations, share services and consolidate back-office functions among its four utility companies.

•	The company is pursuing expansion opportunities.
o
In April 2009, the company purchased a 25 MW ownership interest in the Wygen III power generation facility near Gillette, Wyoming which commenced commercial operation on April 1. This rate based generation replaces a portion of power purchased for the Wyoming system. In August 2009, Montana-Dakota filed an application with the Wyoming Public Service Commission for an electric rate increase primarily to recover the costs of Wygen III. On April 27, the Commission approved an increase of $2.7 million annually, or 13.1 percent, to be effective May 1.

o
The company is developing additional wind generation including a 19.5 MW wind generation facility in southwest North Dakota and a 10.5 MW expansion of the Diamond Willow wind facility near Baker, Montana. Both projects are expected to be commercial mid-year.

o
In April, the company filed an application with the North Dakota Public Service Commission for an electric rate increase of $15.4 million annually, or 14 percent above current rates. The requested increase includes the investment in infrastructure upgrades, recovery of the investment in renewable generation and the costs associated with the Big Stone II plant. The company requested an interim increase of $7.6 million to be effective within 60 days.

o
The company is developing a landfill methane gas recovery project in Billings, Montana to supplement the company’s gas supply portfolio. The project is expected to begin production in the third quarter, and upon total phase-in to recover up to 2,500 dekatherms per day.

o
The company is analyzing potential projects for accommodating load growth and replacing purchased power contracts with company-owned generation. The company is reviewing the construction of natural gas-fired combustion and wind generation.

•
The company is pursuing opportunities associated with the potential development of high voltage transmission lines and system enhancements targeted towards delivery of renewable energy from the wind rich regions that lie within its traditional electric service territory to major metropolitan areas.

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Pipeline and Energy Services
	Three Months Ended March 31,
	2010	2009
	(Dollars in millions)
Operating revenues	$88.6	$85.1
Operating expenses:
Purchased natural gas sold	47.5	46.1
Operation and maintenance	15.2	17.6
Depreciation, depletion and amortization	6.4	6.2
Taxes, other than income	3.0	2.9
	72.1	72.8
Operating income	16.5	12.3
Earnings	$8.8	$6.4
Transportation volumes (MMdk):
Montana-Dakota Utilities Co.*	7.6	8.3
Other	22.9	28.8
	30.5	37.1
Gathering volumes (MMdk)	19.1	24.2
* A public utility division of the company.

This segment reported first quarter earnings of $8.8 million, compared to $6.4 million for the same period in 2009. The increase reflects higher storage services revenue and lower operation and maintenance expense, including lower costs associated with the natural gas storage litigation, which was settled in July. Partially offsetting these items was a total throughput decrease of 19 percent, largely lower gathering volumes and lower volumes transported to storage.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
An incremental expansion to the Grasslands Pipeline of 75,000 Mcf per day went into service August 31. The firm capacity of the Grasslands Pipeline is at its ultimate full capacity of 213,000 Mcf per day.

•
The company continues to pursue expansion of facilities and services offered to customers. Energy development within its geographic region, which includes portions of Colorado, Wyoming, Montana and North Dakota, is expanding, most notably the Bakken Shale of North Dakota and eastern Montana. Ongoing energy development is expected to have many direct and indirect benefits to its business.

•
The company has three natural gas storage fields, including the largest storage field in North America located near Baker, Montana. Total working gas storage capacity is 193 Bcf for its storage fields. The company is pursuing a project to increase its firm deliverability and related transportation capacity from the Baker Storage field. A binding open season was held during the first quarter. Results of the open season continue to be reviewed and a phased development of the project is being planned.

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Exploration and Production

Natural Gas and Oil Production
	Three Months Ended March 31,
	2010	2009
(Dollars in millions, where applicable)
Operating revenues:
Natural gas	$57.5	$81.7
Oil	50.1	24.4
	107.6	106.1
Operating expenses:
Operation and maintenance:
Lease operating costs	15.8	20.0
Gathering and transportation	5.8	6.1
Other	8.7	10.3
Depreciation, depletion and amortization	29.7	42.6
Taxes, other than income:
Production and property taxes	9.5	7.5
Other	.3	.2
Write-down of natural gas and oil properties	---	620.0
	69.8	706.7
Operating income (loss)	37.8	(600.6)
Earnings (loss)	$22.2	$(373.3)
Production:
Natural gas (MMcf)	12,243	15,401
Oil (MBbls)	761	742
Total Production (MMcfe)	16,808	19,852
Average realized prices (including hedges):
Natural gas (per Mcf)	$4.70	$5.31
Oil (per barrel)	$65.79	$32.86
Average realized prices (excluding hedges):
Natural gas (per Mcf)	$4.56	$3.63
Oil (per barrel)	$66.40	$32.86
Average depreciation, depletion and amortization rate, per equivalent Mcf	$1.67	$2.07
Production costs, including taxes, per equivalent Mcf:
Lease operating costs	$.94	$1.00
Gathering and transportation	.35	.31
Production and property taxes	.56	.38
	$1.85	$1.69

Earnings at this segment were $22.2 million in the first quarter of 2010 compared to $11.1 million in 2009, which excludes the effect of a $384.4 million after-tax noncash charge in 2009. This increase reflects the doubling of average realized oil prices, lower depreciation, depletion and amortization expense, as well as decreased lease operating expenses. These increases were partially offset by decreased combined production of 15 percent and lower average realized natural gas prices of 11 percent.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

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•
The company expects to spend approximately $375 million in capital expenditures for 2010, approximately double the level of capital invested in 2009. This reflects further exploitation of existing properties, leasehold acquisitions in the Bakken and Niobrara oil shale plays and the acquisition of producing natural gas properties located in the Green River Basin in southwest Wyoming. The capital expenditures forecast reflects a shift from certain natural gas development activities to oil shale leasehold acquisitions, which will affect short-term production growth.

•
The leasehold acquisitions in the Bakken and Niobrara plays broaden the company’s long-term growth potential. The recent Bakken leasehold purchase of an additional 40,000 net acres increased the company’s acreage position to more than 56,000 net acres. In the Niobrara play, the company has signed agreements in place to acquire over 80,000 net acres. The company is also continuing to actively pursue additional leasehold and reserve acquisitions, which are not included in the current forecast.

•
Because of reduced capital spending in 2009 and the redirecting of forecasted 2010 capital expenditures, along with delays in obtaining well completion/frac services, primarily in Texas, the company expects its 2010 combined natural gas and oil production to be approximately 3 percent to 6 percent below 2009 levels.

•	Earnings guidance reflects estimated natural gas prices for May through December as follows:
Index*	Price/Thousand Cubic Feet (Mcf)
Ventura	$4.25 to $4.75
NYMEX	$4.50 to $5.00
CIG	$4.00 to $4.50
•	Earnings guidance reflects estimated NYMEX crude oil prices for May through December in the range of $78 to $83 per barrel.
•
For the last nine months of 2010, the company has hedged approximately 50 percent of both its estimated natural gas and oil production. For 2011, the company has hedged 10 percent to 15 percent of its estimated natural gas production and 20 percent to 25 percent of its estimated oil production. For 2012, the company has hedged 5 percent to 10 percent of its estimated natural gas production. The hedges that are in place as of April 29 are summarized in the following chart:

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Commodity	Type	Index	Period Outstanding	Forward Notional Volume (MMBtu/Bbl)	Price (Per MMBtu/Bbl)
Natural Gas	Swap	HSC	4/10 - 12/10	1,210,000	$8.08
Natural Gas	Swap	NYMEX	4/10 - 12/10	2,750,000	$6.18
Natural Gas	Swap	NYMEX	4/10 - 12/10	1,375,000	$6.40
Natural Gas	Collar	NYMEX	4/10 - 12/10	1,375,000	$5.63-$6.00
Natural Gas	Swap	NYMEX	4/10 - 12/10	1,375,000	$5.855
Natural Gas	Swap	NYMEX	4/10 - 12/10	1,375,000	$6.045
Natural Gas	Swap	NYMEX	4/10 - 12/10	1,375,000	$6.045
Natural Gas	Swap	CIG	4/10 - 12/10	2,750,000	$5.03
Natural Gas	Swap	HSC	4/10 - 10/10	428,000	$5.57
Natural Gas	Swap	NYMEX	4/10 - 10/10	1,712,000	$5.645
Natural Gas	Swap	Ventura	4/10 - 12/10	1,375,000	$5.95
Natural Gas	Swap	NYMEX	4/10 - 12/10	3,025,000	$5.54
Natural Gas	Collar	NYMEX	4/10 - 3/11	1,825,000	$5.62-$6.50
Natural Gas	Swap	HSC	1/11 - 12/11	1,350,500	$8.00
Natural Gas	Swap	NYMEX	1/11 - 12/11	4,015,000	$6.1027
Natural Gas	Swap	NYMEX	1/12 - 12/12	3,477,000	$6.27
Crude Oil	Collar	NYMEX	4/10 - 12/10	275,000	$60.00-$75.00
Crude Oil	Swap	NYMEX	4/10 - 12/10	275,000	$73.20
Crude Oil	Collar	NYMEX	4/10 - 12/10	275,000	$70.00-$86.00
Crude Oil	Swap	NYMEX	4/10 - 12/10	275,000	$83.05
Crude Oil	Collar	NYMEX	1/11 - 12/11	547,500	$80.00-$94.00
Crude Oil	Collar	NYMEX	1/11 - 12/11	365,000	$80.00-$89.00
Natural Gas	Basis Swap	Ventura	4/10 - 12/10	2,750,000	$0.25
Natural Gas	Basis Swap	Ventura	4/10 - 12/10	687,500	$0.245
Natural Gas	Basis Swap	Ventura	4/10 - 12/10	3,437,500	$0.25
Natural Gas	Basis Swap	Ventura	4/10 - 12/10	1,375,000	$0.225
Natural Gas	Basis Swap	Ventura	4/10 - 12/10	687,500	$0.23
Natural Gas	Basis Swap	Ventura	4/10 - 12/10	2,062,500	$0.23
Natural Gas	Basis Swap	CIG	5/10 - 12/10	2,695,000	$0.385
Natural Gas	Basis Swap	Ventura	1/11 - 3/11	450,000	$0.135
Natural Gas	Basis Swap	CIG	1/11 - 12/11	4,015,000	$0.395
Natural Gas	Basis Swap	CIG	1/12 - 12/12	2,745,000	$0.405
Natural Gas	Basis Swap	CIG	1/12 - 12/12	732,000	$0.41
Notes:
• Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system; HSC is the Houston Ship Channel hub in southeast Texas which connects to several pipelines.
• For all basis swaps, Index prices are below NYMEX prices and are reported as a positive amount in the Price column.

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Construction

Construction Materials and Contracting
	Three Months Ended March 31,
	2010	2009
	(Dollars in millions)
Operating revenues	$149.8	$183.5
Operating expenses:
Operation and maintenance	146.0	172.4
Depreciation, depletion and amortization	22.6	23.9
Taxes, other than income	7.2	7.5
	175.8	203.8
Operating loss	(26.0)	(20.3)
Loss	$(20.1)	$(15.7)
Sales (000's):
Aggregates (tons)	2,963	3,185
Asphalt (tons)	154	188
Ready-mixed concrete (cubic yards)	476	509

The construction materials and contracting segment experienced a seasonal first-quarter loss of $20.1 million compared to a loss of $15.7 million a year ago. The increased loss was largely because of lower product volumes and margins, which includes the effects of weather-related delays. Partially offsetting the increased loss were lower selling, general and administrative costs, largely related to cost-reduction measures.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Most of the markets served by construction materials are seeing positive impacts related to the federal stimulus spending.
•
The company is well positioned to take advantage of government stimulus spending on transportation infrastructure particularly in the asphalt paving and liquid asphalt oil product lines. Federal transportation stimulus of $7.9 billion was directed to states where the company operates. Of that amount, 26 percent was spent as of late March, with the remaining $5.8 billion to be spent during 2010 and 2011.

•
The company continues to pursue work related to energy projects, such as wind towers, transmission projects, geothermal and refineries. It is also pursuing opportunities for expansion of its existing business lines including initiatives aimed at capturing additional market share and expansion into new markets.

•	The company has a strong emphasis on operational efficiencies and cost reduction.
•
Liquid asphalt margins are expected to be lower in 2010 than the record levels experienced in 2009. However, this product line continues to perform well. The company has planned green field expansions for this business beginning in 2010.

•
Work backlog as of March 31 was approximately $568 million, $109 million higher than the Dec. 31, 2009 backlog of $459 million. Backlog a year ago was comparable at $574 million. Private project backlog has decreased, however public work has increased over prior year levels. Although public project margins tend to be somewhat lower than private construction-related work, the company anticipates significant contributions to revenue from public works volume.

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•
As the country’s 9th largest aggregate producer, the company will continue to strategically manage its 1.1 billion tons of aggregate reserves in all its markets, as well as take further advantage of being vertically integrated.

Construction Services
	Three Months Ended March 31,
	2010	2009
	(In millions)
Operating revenues	$153.1	$244.8
Operating expenses:
Operation and maintenance	141.8	217.3
Depreciation, depletion and amortization	3.3	3.4
Taxes, other than income	6.5	9.5
	151.6	230.2
Operating income	1.5	14.6
Earnings	$.1	$8.6

This segment had first quarter earnings of $100,000, compared to $8.6 million a year ago. This decrease reflects lower construction workloads and margins, partially offset by lower general and administrative expenses, largely payroll-related.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company anticipates margins in 2010 to be lower than 2009 levels.
•
The company is aggressively pursuing expansion in high voltage transmission construction, renewable resource construction and military installation services. In late 2009, the company was awarded the engineering, procurement and construction contract to build the 214-mile Montana Alberta Tie Line between Lethbridge, Alberta and Great Falls, Montana.

•
The company continues to focus on costs and efficiencies to enhance margins. With its highly skilled technical workforce, this group is prepared to take advantage of government stimulus spending on transmission infrastructure.

•
Work backlog as of March 31 was approximately $400 million, compared to $557 million at March 31, 2009, which included backlog related to the Fontainebleau project of $197 million. The Fontainebleau project was removed from backlog in the third quarter of 2009. Absent the Fontainebleau-related backlog, levels are $40 million higher than one year ago. Backlog at Dec. 31, 2009 was $383 million.

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Other
	Three Months Ended March 31,
	2010	2009
	(In millions)
Operating revenues	$2.3	$2.7
Operating expenses:
Operation and maintenance	1.9	3.2
Depreciation, depletion and amortization	.4	.3
Taxes, other than income	.1	.1
	2.4	3.6
Operating loss	(.1)	(.9)
Earnings	$1.4	$1.0

Use of Non-GAAP Financial Measure
Where noted in the press release, the company, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), has provided non-GAAP earnings data that reflect an adjustment to exclude a first quarter 2009 $384.4 million after-tax noncash charge related to a “ceiling-test” charge. The company believes that this non-GAAP financial measure is useful to investors because the item excluded is not indicative of the company’s continuing operating results. Also, the company’s management uses this non-GAAP financial measure as an indicator for planning and forecasting future periods. The presentation of this additional information is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, which are subject to various external influences that cannot be controlled.

•
The regulatory approval, permitting, construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations and cash flows.

•
Economic volatility affects the company’s operations, as well as the demand for its products and services and the value of its investments and investment returns and, as a result, may have a negative impact on the company’s future revenues and cash flows.

•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected. If the company issues a substantial amount of common stock it could have a dilutive effect on its existing shareholders.

•	The company is exposed to credit risk and the risk of loss resulting from the nonpayment and/or nonperformance by the company’s customers and counterparties.

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•	The backlogs at the company’s construction services and construction materials and contracting businesses are subject to delay or cancellation and may not be realized.
•	Actual quantities of recoverable natural gas and oil reserves and discounted future net cash flows from those reserves may vary significantly from estimated amounts.
•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•	The company’s electric generation operations could be adversely impacted by global climate change initiatives to reduce greenhouse gas emissions.
•
One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material negative effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•
The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company.

•
The value of the company’s investments in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

•	Weather conditions can adversely affect the company’s operations and revenues and cash flows.
•	Competition is increasing in all of the company’s businesses.
•	The company could be subject to limitations on its ability to pay dividends.
•	An increase in costs related to obligations under multi-employer pension plans could have a material negative effect on the company’s results of operations and cash flows.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
o	Acquisition, disposal and impairments of assets or facilities.
o	Changes in operation, performance and construction of plant facilities or other assets.
o	Changes in present or prospective generation.
o	The ability to obtain adequate and timely cost recovery for the company’s regulated operations through regulatory proceedings.
o	The availability of economic expansion or development opportunities.
o	Population growth rates and demographic patterns.
o	Market demand for, and/or available supplies of, energy- and construction-related products and services.
o	The cyclical nature of large construction projects at certain operations.
o	Changes in tax rates or policies.
o	Unanticipated project delays or changes in project costs, including related energy costs.
o	Unanticipated changes in operating expenses or capital expenditures.
o	Labor negotiations or disputes.
o	Inability of the various contract counterparties to meet their contractual obligations.
o	Changes in accounting principles and/or the application of such principles to the company.
o	Changes in technology.
o	Changes in legal or regulatory proceedings.
o	The ability to effectively integrate the operations and the internal controls of acquired companies.

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o	The ability to attract and retain skilled labor and key personnel.
o	Increases in employee and retiree benefit costs and funding requirements.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K.

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MDU Resources Group, Inc.

	Three Months Ended March 31,
	2010	2009
(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$834.8	$1,094.0

Operating expenses:
Fuel and purchased power	16.9	18.7
Purchased natural gas sold	233.7	356.5
Operation and maintenance	376.8	493.5
Depreciation, depletion and amortization	78.7	93.2
Taxes, other than income	45.8	53.0
Write-down of natural gas and oil properties	---	620.0
	751.9	1,634.9

Operating income (loss)	82.9	(540.9)

Earnings from equity method investments	2.2	1.8

Other income	2.5	1.7

Interest expense	20.5	21.0

Income (loss) before income taxes	67.1	(558.4)

Income taxes	25.3	(214.6)

Net income (loss)	41.8	(343.8)

Dividends on preferred stocks	.2	.2

Earnings (loss) on common stock	$41.6	$(344.0)

Earnings (loss) per common share – basic	$.22	$(1.87)
Earnings (loss) per common share – diluted	$.22	$(1.87)
Dividends per common share	$.1575	$.1550
Weighted average common shares outstanding – basic	188.0	183.8
Weighted average common shares outstanding – diluted	188.2	183.8

Note: Three months ended March 31, 2009 results reflect the effects of a $384.4 million after-tax, or $2.09 per common share, noncash charge relating to the write-down of natural gas and oil properties.

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	Three Months Ended March 31,
	2010	2009
	(Unaudited)
Other Financial Data
Book value per common share	$13.78	$12.97
Market price per common share	$21.58	$16.14
Dividend yield (indicated annual rate)	2.9%	3.8%
Price/earnings ratio*	15.4	N/A
Market value as a percent of book value	156.6%	124.4%
Return on average common equity*	10.5%	(4.5)%
Total assets**	$6.0	$5.9
Total equity**	$2.6	$2.4
Total debt**	$1.5	$1.7
Capitalization ratios:
Total equity	63%	59%
Total debt	37	41
	100%	100%

* Represents 12 months ended
** In billions

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